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                                                                    EXHIBIT 99.2


                  ATRIUM COMPANIES, INC. ANNOUNCES ACQUISITION
                      OF FLORIDA-BASED SHUTTER MANUFACTURER

DALLAS, TX, June 1, 2004 -- Atrium Companies, Inc. ("Atrium" or the "Company"), one of the largest manufacturers and suppliers of residential windows in North America, announced today that it has completed the acquisition of substantially all of the assets of Robico Shutters, Inc. and Expert Installation Service, Inc., Florida corporations (collectively referred to as "Robico"), for a purchase price of $12.0 million, including $11.7 million in cash and $.3 million in the form of warrants to purchase Atrium Corporation common stock. The transaction was effected through an existing wholly-owned subsidiary, to be renamed Atrium Shutters, Inc., and the cash portion of the transaction was funded through a combination of cash on hand and borrowings under both Atrium's revolving credit facility and its accounts receivable securitization facility.

Robico, based in Ft. Lauderdale, Florida, manufactures and installs custom-fit, hurricane and storm protection systems for new home construction in Florida. These systems enable its customers to meet the strict building code requirements for hurricane and storm protection in areas designated as "wind-borne debris regions" or "high wind zones," Robico's primary markets.

"The acquisition of Robico will serve as a product line extension and will enable the Company to further penetrate the Florida market, which is currently the most active homebuilding market in the country and is expected to have approximately 10% of all projected housing starts in the U.S. over the next five years," stated Jeff L. Hull, Atrium's Chairman, President and Chief Executive Officer.

Mr. Hull also added that "In addition to participating in the strong Florida housing market, Robico has experienced revenue growth of 30% since 2000, produces very strong operating margins, has substantial market share and excellent relationships with a customer base that includes many of the top 10 U.S. homebuilders. Robico's existing management team will continue to oversee the business and its substantial order backlog."

Atrium, based in Dallas, Texas, is one of the largest manufacturers and suppliers of residential windows in North America, with annual pro forma net sales of approximately $700 million, over 6,000 employees and 61 manufacturing facilities and distribution centers in 22 states and Mexico.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, as well as operating risks. Those and other risks are described in Atrium's filings with the Securities and Exchange Commission (the "SEC") made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from Atrium's Chief Financial Officer.

Contact:
  Atrium Companies, Inc., Dallas
  Jeff L. Hull, 214-630-5757